Contact:
Curt Stoelting
CEO
ph: 630-573-7326
or
Jody Taylor
CFO
ph: 630-573-7328

RC2 Corporation Reports 2006 Fourth
Quarter and Full Year Results
Looks Forward to 2007 as a Repositioned Company Focusing
on Higher Growth Categories

Oak Brook, IL - February 13, 2007 - RC2 Corporation (NASDAQ:RCRC) today announced its results for the fourth quarter and year ended December 31, 2006. Income from continuing operations was $9.4 million or $0.44 per diluted share in the 2006 fourth quarter which includes a non-cash restructuring charge of approximately $9.3 million, net of estimated income tax benefits, or $0.43 per diluted share related to discontinued automotive collectible product lines. Income from continuing operations was $17.3 million or $0.80 per diluted share in the year ago fourth quarter. Income from continuing operations for the year ended December 31, 2006 was $43.8 million or $2.05 per diluted share ($2.47 per diluted share excluding the above mentioned non-cash restructuring charge) as compared to $52.7 million or $2.45 per diluted share for the year ended December 31, 2005. The results for the fourth quarter and year ended December 31, 2006 include approximately $0.8 million and $3.9 million respectively, in compensation expense for stock options which negatively impacted diluted earnings per share by $0.02 and $0.11, respectively. Results for 2005 do not include compensation expense for stock options. A summary of net income adjusted for certain items and a reconciliation of diluted earnings per share for 2005 and 2006 is provided in the attached tables.

Discontinued and Sold Product Lines
As previously announced, during December 2006, the Company made the decision to discontinue its Racing Champions®, JoyRide®, AMT and certain Ertl® die-cast and model kit automotive collectible product lines that on a combined basis generated $37.1 million in net sales in 2006 and $58.1 million in net sales in 2005. As a result of discontinuing certain of these product lines, the Company recorded in the fourth quarter a non-cash restructuring charge of approximately $14.5 million (approximately $9.3 million, net of estimated income tax benefits), or $0.43 and $0.42 per diluted share for the quarter and year ended December 31, 2006, respectively, to write-off undepreciated tooling costs and unamortized intangible assets and to provide inventory and royalty reserves. In 2005, the Company sold its W. Britain product line and discontinued other product lines that on a combined basis generated net sales of $0.3 million in 2006 and $4.7 million in 2005.

Discontinued Operations
Effective November 1, 2006, the Company sold all of the issued and outstanding capital stock of RC2 South, Inc., its collectible trading card business, and substantially all of the assets related to its die-cast sports collectible vehicle business. These sold businesses have been presented as discontinued operations. Accordingly, net sales of $14.1 million in 2006 and $11.7 million in 2005 and the related cost of sales and operating expenses have been excluded from operating income and from income from continuing operations. The loss from discontinued operations for the 2006 fourth quarter and year was ($0.53) and ($0.45) per diluted share, respectively.

Also, during the quarter, the Company reclassified its product categories and sales channels, to be more closely aligned with its strategic direction and organization structure. (See Supplemental Sales Reporting schedule).

Fourth Quarter Operating Results from Continuing Operations
Fourth quarter 2006 net sales increased slightly to $154.6 million compared with $153.9 million for the fourth quarter a year ago. Fourth quarter 2006 net sales, excluding $10.7 million in net sales from sold and discontinued product lines, increased 5% compared with fourth quarter 2005 net sales excluding $16.8 million in net sales from sold and discontinued product lines. This 5% fourth quarter net sales increase was attributable to increases in all three of our product categories (refer to the attached supplemental sales reporting schedule). Sales in the preschool products category increased by 5%, primarily driven by the Thomas & Friends, Bob the Builder, and John Deere preschool toy product lines. Sales in the infant & toddler products category also increased by 5%, primarily driven by The First Years’ Take & Toss® toddler self-feeding system and Soothie™ bottle system. Sales in the youth & adult products category increased by 3%, primarily driven by our John Deere older boys’ toy vehicles.

Gross margin in the 2006 fourth quarter decreased to 46.5% from 47.3% in the year ago fourth quarter. The 2006 fourth quarter gross margin reflects the impact of a less favorable product and distribution mix and higher product costs, especially in die-cast products, than that experienced in the fourth quarter of 2005. Selling, general and administrative expenses as a percentage of net sales decreased slightly to 27.2% in the fourth quarter of 2006 compared with 27.5% in the fourth quarter of 2005. Selling, general and administrative expenses for the 2006 fourth quarter include $0.8 million in compensation expense for stock options, while results for the 2005 fourth quarter do not include any compensation expense for stock options. Operating income decreased approximately 49% to $15.2 million or 9.8% of net sales from $30.1 million or 19.5% of net sales in the prior year fourth quarter. Operating income in the fourth quarter of 2006, excluding the non-cash fourth quarter restructuring charge of approximately $14.5 million, was $29.7 million or 19.2% of net sales. Operating income, on a comparable basis, in the prior year fourth quarter including $0.9 million of compensation expense for stock options and excluding $0.8 million for the write-off of undepreciated tooling related to discontinued product lines was $30.0 million or 19.5% of net sales. (Refer to the attached Reconciliation of Operating Income).

Year to Date Operating Results from Continuing Operations
Net sales for the 2006 year increased approximately 5% to $518.8 million from $492.8 million for 2005. Current year net sales excluding $37.4 million in net sales from sold and discontinued product lines increased 12% compared with 2005 net sales excluding $62.8 million in net sales from sold and discontinued product lines. This 12% net sales increase for the year was attributable to the increases in all three of our product categories. (Refer to the attached supplemental sales reporting schedule.) The preschool products category increased approximately 15% primarily attributable to the Thomas & Friends, Bob the Builder and John Deere preschool toy product lines. The infant & toddler products category increased approximately 10% primarily attributable to The First Years’ Take & Toss® toddler self-feeding system, Soothie™ bottle system and Learning Curve’s Lamaze infant toys. The youth & adult products category increased 6%, driven by John Deere older boys’ toy vehicles.

The gross margin for the year ended December 31, 2006 decreased to 46.9% as compared with 48.7% for 2005. The 2006 gross margin reflects the impact of a less favorable product and distribution mix and higher product costs, especially in die-cast products, than that experienced in 2005. Selling, general and administrative expenses as a percentage of net sales were 29.9% for 2006 as compared with 30.5% for 2005. Selling, general and administrative expenses for 2006 include approximately $3.9 million in compensation expense for stock options, while results for 2005 do not include any compensation expense for stock options. Operating income decreased to $72.2 million or 13.9% of net sales for the year ended December 31, 2006 as compared with $90.0 million or 18.3% of net sales for the year ended December 31, 2005. Operating income for 2006, excluding a non-cash fourth quarter restructuring charge of approximately $14.5 million, was $86.7 million or 16.7% of net sales. Operating income, on a comparable basis, in the prior year including $3.3 million of compensation expense for stock options and excluding $2.0 million in gain on a sale of assets and $0.8 million for the write-off of undepreciated tooling related to discontinued product lines was $85.6 million or 17.4% of net sales. (Refer to the attached Reconciliation of Operating Income).

Balance Sheet Update
The Company has continued to generate strong operating cash flow and has reduced its debt by approximately $37 million and $60 million during the 2006 fourth quarter and full year, respectively. On December 31, 2006, the Company’s outstanding debt balance was $22 million and its year end cash balances exceeded $25 million.

Commentary
Curt Stoelting, CEO of RC2 commented, “2006 was a challenging year, but it also was a successful year in many regards. While we recorded over a 12% sales increase in our higher growth infant and toddler and preschool products categories, our overall sales and earnings per share growth were below expected levels. Profits were negatively impacted throughout 2006 by cost increases in zinc, which is a key component in die-cast products, as well as increasing costs in China. Faced with these margin pressures, our teams, nonetheless, did an excellent job of managing controllable costs and generating EBITDA of over $105 million in 2006. (Refer to the attached Calculation of EBITDA).

“Our fourth quarter sales performance, in particular, was not acceptable and management, with the Board’s approval, decided to move forward with plans to reposition the Company to focus on higher growth opportunities. We sold our sports trading card and die-cast sports collectible vehicles business and the decision was made to discontinue our automotive collectible product lines, which continued to experience significant sales declines throughout 2006.

“The Company will now intensify its focus on categories with sustainable, organic growth. We are increasing the allocation of resources and investment to our higher growth infant, toddler, preschool and youth products categories. We plan to continue our agricultural replica product lines and will continue to invest in our long-term relationship with John Deere. In addition, we remain excited about our strategy to reposition our Johnny Lightning® brand, targeting younger consumers.

“In 2007, we plan to launch a number of new product lines, with most of the introductions occurring in the second half of the year. Under our Johnny Lightning youth toy brand, we plan to bring to market Battle Wheels™ and V-Bot™, innovative high-action remote control products. In our Take Along from Learning Curve® preschool vehicle brand platform, we are introducing new products based on the very popular Nickelodeon children’s programming. We are also launching our new Play Town™ platform brand featuring both licensed and non-licensed preschool wooden figures, playsets and books. In our infant and toddler products category we are bringing to market new gear, care and play products from The First Years by Learning Curve® and expanding distribution for our already successful Take and Toss®, American Red Cross and Lamaze product lines marketed under our The First Years and Learning Curve brands.

“In order to support our new product launches and to build consumer awareness of our owned brands, we are planning new investment spending of approximately $9 million in 2007. We estimate that $5 million to $7 million of this amount will be expensed in 2007. This spending is focused on key strategic plan initiatives including on-line, digital and traditional consumer marketing and building and launching owned brands. We expect that these initiatives will partially benefit 2007 and provide higher growth opportunities in future years.”

Stoelting concluded, “Despite the lower than expected fourth quarter sales, in 2006 we increased our sales of continuing product lines by 12% and our comparative diluted EPS by 7% (see attached Reconciliation of Diluted Earnings per Share from Continuing Operations), reduced our debt by $60 million and increased the strength of our balance sheet. We also added to and broadened the experience base of our management team. Most importantly, we made decisions that reduce our reliance on collectible products.

“Looking forward, licensing, raw material and China cost increases will continue to impact our margins, especially on our die-cast products, in the first half of the year. However, where appropriate, we are increasing our selling prices in 2007. While many of these price increases will not take effect until the second half of the year, once fully implemented, we believe they will mitigate many of our cost increases. With our renewed emphasis on higher growth opportunities and our increased focus on key strategic initiatives, we are better positioned for growth in 2007 and the years beyond.”

Financial Outlook
Net sales for 2006 excluding sold and discontinued product lines totaled $481.4 million. From this base level of 2006 net sales, the Company expects sales growth in 2007. Overall sales increases are dependent on a number of factors including continued success and expansion of continuing product lines, successful introductions of new products and product lines and renewal of key licenses. Other key factors include seasonality, overall economic conditions including consumer retail spending and shifts in the timing of that spending and the timing and level of retailer orders.

The Company expects continued downward pressure on its gross margins through at least the first half of 2007, due primarily to the increased costs of its die-cast products and the timing of expected price increases. The Company also expects higher licensing costs in 2007 and higher levels of expense from investment spending in consumer marketing and in building and launching owned brands. The Company expects that seasonality will continue to be a significant factor and that sales and earnings increases are likely to occur in the second half of 2007.

Based on current sales and margin estimates and including planned levels of expense from investment spending ranging from $5 million to $7 million, the Company expects that full year 2007 diluted earnings per share will range from $2.60 to $2.75.

Use of Non-GAAP Financial Information
In addition to the results reported in accordance with U.S. generally accepted accounting principles ("GAAP") included in this release, the Company has provided certain non-GAAP financial information, including: net sales adjusted to exclude net sales from discontinued and sold product lines, gross profit and operating income adjusted to exclude certain non-recurring charges, EBITDA (as described in more detail in the next section) as well as the attached Reconciliation of Non-GAAP Financial Information. Management believes that the presentation of these non-GAAP financial measures provides useful information to investors because this information may allow investors to better evaluate ongoing business performance and certain components of the Company's results. This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results. The Company has reconciled the non-GAAP financial information included in this release to the nearest GAAP measure in context. See Reconciliation of Non-GAAP Financial Information, Supplemental Sales Reporting, Reconciliation of Operating Income and Calculation of EBITDA below for additional details regarding non-GAAP financial information.

EBITDA
EBITDA is defined as earnings before interest, taxes, depreciation and amortization and represents operating profit plus non-recurring and other charges set forth in the attached Calculation of EBITDA. EBITDA is not adjusted for all non-cash expenses or for working capital, capital expenditures or other investment requirements and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses. Thus, EBITDA should not be considered in isolation or as a substitute for net earnings or cash provided by operating activities, each prepared in accordance with GAAP, when measuring RC2’s profitability or liquidity as more fully discussed in the Company’s financial statements and filings with the Securities and Exchange Commission.

Earnings Conference Call Information
The Company’s quarterly earnings conference call will be held at 4:45 p.m. EDT on Tuesday, February 13, and is available live and in replay to all analysts/investors through a webcast service. To listen to the live call, go to www.earnings.com or www.vcall.com at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on CCBN and VCALL.

Company Description
RC2 Corporation (www.rc2.com) is a leading designer, producer and marketer of innovative, high-quality toys, collectibles, and infant care products that are targeted to consumers of all ages. RC2’s infant, toddler and preschool products are marketed under its Learning Curve® (www.learningcurve.com) family of brands which includes The First Years® by Learning Curve and Lamaze brands as well as popular and classic licensed properties such as Thomas & Friends, Bob the Builder, Winnie the Pooh, John Deere, Nickelodeon and Sesame Street. RC2 markets its boys’ toys and collectible products under the Johnny Lightning® (www.johnnylightning.com) and Ertl® (www.ertl.com) brands. RC2 reaches its target consumers through multiple channels of distribution supporting more than 25,000 retail outlets throughout North America, Europe, Australia, and Asia Pacific.

Forward Looking Statements
Certain statements contained in this release are considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following: the Company may not be able to manufacture, source and ship new and continuing products on a timely basis; the Company is dependent upon timely shipping of product and unloading of product through West Coast ports as well as timely rail/truck delivery to the Company’s warehouse and/or customers’ warehouses; increases in the cost of raw materials used to manufacture the Company’s products and increases in freight costs could increase the Company’s cost of sales and reduce the Company’s gross margins; currency exchange rate fluctuations, particularly in the Chinese Renminbi or the Hong Kong dollar, could increase the Company’s expenses; customers and consumers may not accept the Company’s products at prices sufficient for the Company to profitably recover development, manufacturing, marketing, royalty and other costs; the inventory policies of retailers, together with increased reliance by retailers on quick response inventory management techniques, may increase the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight shipping schedules; competition in the markets for the Company's products may increase significantly; the Company is dependent upon continuing licensing arrangements with owners of popular and classic licensed properties such as Thomas & Friends, Bob the Builder, Winnie the Pooh, John Deere and Sesame Street, vehicle manufacturers, agricultural equipment manufacturers, major race sanctioning bodies, race team owners, drivers, sponsors, agents and other licensors; the Company may experience unanticipated negative results of litigation; the Company relies upon a limited number of independently owned factories located in China to manufacture a significant portion of its vehicle replicas and certain other products; the Company is dependent upon the continuing willingness of leading retailers to purchase and provide shelf space for the Company's products; and general economic conditions in the Company's markets. Such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

-Tables to Follow-
###

RC2 Corporation and Subsidiaries
Consolidated Statements of Earnings
(In thousands, except per share data)

	Quarter ended December 31,		Year ended December 31,
	2006	2005	2006	2005

Net sales	$154,550	$153,936	$518,829	$492,766
Cost of sales (1)	82,639	81,200	275,754	252,935
Gross profit	71,911	72,736	243,075	239,831
Selling, general and
administrative expenses (1)	41,993	42,362	155,180	150,381
Restructuring charge related to discontinued automotive collectibles	14,503	-	14,503	-
Amortization of intangible assets	204	290	1,149	1,385
Gain on sale of W. Britain product line	-	-	-	(1,953)
Operating income	15,211	30,084	72,243	90,018
Interest expense, net	650	1,426	3,465	5,983
Other expense	375	493	530	146
Income before income taxes	14,186	28,165	68,248	83,889
Income tax expense	4,762	10,898	24,478	31,153
Income from continuing operations	$9,424	$17,267	$43,770	$52,736
Discontinued operations:
Income (loss) from discontinued operations	(11,328)	12	(9,676)	394
Net income (loss)	$(1,904)	$17,279	$34,094	$53,130

(1) Depreciation expense was approximately $3.3 million and $4.1 million for the quarters ended December 31, 2006 and 2005, respectively.
Depreciation expense was approximately $14.1 million and $14.4 million for the years ended December 31, 2006 and 2005, respectively.

EPS:
Basic net income per share:
Income from continuing operations	$0.45	$0.83	$2.10	$2.56
Income (loss) from discontinued operations	$(0.54)	$0.00	$(0.46)	$0.02
Net income (loss)	$(0.09)	$0.83	$1.63	$2.58
Diluted net income per share:
Income from continuing operations	$0.44	$0.80	$2.05	$2.45
Income (loss) from discontinued operations	$(0.53)	$0.00	$(0.45)	$0.02
Net income (loss)	$(0.09)	$0.80	$1.59	$2.47
Weighted average shares outstanding
Basic	21,004	20,703	20,884	20,613
Diluted	21,463	21,552	21,377	21,532

	Selected Consolidated Balance Sheet Data

	December 31, 2006	September 30, 2006	December 31, 2005
		(Unaudited)

Cash and cash equivalents	$25,365	$20,405	$25,262
Trade accounts receivable, net	112,937	122,614	113,066
Inventory	83,650	96,355	71,260
Accounts payable and accrued expenses	83,757	95,382	87,322
Line of credit	-	10,000	17,959
Term loan	22,438	48,750	64,688
Stockholders' equity	$451,926	$445,940	$398,951

General note: Certain prior year amounts have been reclassified to conform to the current year presentation.

RC2 Corporation and Subsidiaries
Reconciliation of Non-GAAP Financial Information
(unaudited and in thousands, except per share data)

Reconciliation of Consolidated Income from Continuing Operations

	Quarter ended December 31,		Year ended December 31,
	2006	2005	2006	2005
	As Adjusted to Exclude Non-Recurring Items	As Adjusted to Exclude Non-Recurring Items and to Include Stock Option Expense	As Adjusted to Exclude Non-Recurring Items	As Adjusted to Exclude Non-Recurring Items and to Include Stock Option Expense

Net sales	$154,550	$153,936	$518,829	$492,766
Cost of sales (3)	82,639	80,419	275,754	252,154
Gross profit	71,911	73,517	243,075	240,612
Selling, general and administrative expenses (5)	41,993	43,214	155,180	153,652
Amortization of intangible assets	204	290	1,149	1,385
Restructuring charge related to discontinued automotive collectibles (4)	-	-	-	-
Gain on sale of W. Britain product line (2)	-	-	-	-
Operating income	29,714	30,013	86,746	85,575
Interest expense, net	650	1,426	3,465	5,983
Other expense	375	493	530	146
Income before income taxes	28,689	28,094	82,751	79,446
Income tax expense (1)	10,012	10,404	29,888	29,751
Income from continuing operations	$18,677	$17,690	$52,863	$49,695

Reconciliation of Diluted Earnings Per Share from Continuing Operations

	Quarter ended December 31,		Year ended December 31,
	2006	2005	2006	2005
As reported	$0.44	$0.80	$2.05	$2.45
Tax adjustments (1)	$-	$0.02	$-	$(0.01)
Stock option expense (5)	$-	$(0.02)	$-	$(0.10)
Gain on sale of W. Britain assets (2)	$-	$-	$-	$(0.06)
Restructuring charge related to discontinued automotive collectibles (4)	$0.43	$-	$0.42	$-
Non-recurring charges for
discontinued products (3)	$-	$0.02	$-	$0.02
As adjusted	$0.87	$0.82	$2.47	$2.30

(1)	During the second quarter of 2005, the Company benefited from the reduction of certain accruals stemming from the resolution of specific outstanding state and foreign tax issues. The reduction of these accruals amounted to a benefit of $0.7 million, or $0.03 per diluted share.
During the fourth quarter of 2005, the Company approved its plan for the one-time repatriation and reinvestment of unremitted foreign earnings under the American Jobs Creation Act. The Company repatriated cash of $8 million during the quarter, and incurred a tax charge of approximately $0.5 million, or $0.02 per diluted share.
(2)	During the third quarter of 2005, the Company sold assets related to the W. Britain product line of collectible pewter toy soldiers and accessories for cash totaling $2.9 million. This transaction resulted in a gain of $2.0 million, $1.2 million net of income tax, or $0.06 per diluted share, which is included in operating income.
(3)	During the fourth quarter of 2005, the Company discontinued certain individual licensed SKU's within some collectible product lines and decided not to renew the associated license agreements. The Company wrote-off specifically identified undepreciated tooling costs of
$0.8 million, $0.5 million net of income tax, or $0.02 per diluted share.
(4)	During December 2006, the Company made the decision to discontinue its Racing Champions®, JoyRide®, Ertl® and AMT® die-cast and model kit automotive collectible product lines. As a result of discontinuing certain of these product lines, the Company recorded in the fourth quarter a non-cash restructuring charge of approximately $14.5 million (approximately $9.3 million and $9.1 million, net of income tax)
or $0.43 and $0.42 per diluted share for the quarter and year ended December 31, 2006, respectively, to write-off undepreciated tooling costs and unamortized intangible assets and to provide inventory and royalty reserves.
(5)	Includes $0.9 million and $3.3 million, $0.5 million and $2.1 million net of income tax, in pro forma compensation expense for stock options for the quarter and year ended December 31, 2005 respectively, for comparison purposes.

RC2 Corporation and Subsidiaries
Supplemental Reporting
(unaudited and in thousands)

Calculation of EBITDA
(Earnings before interest, taxes, depreciation, amortization and non-cash items)

	Quarter ended Dec. 31, 2006	Quarter ended Dec. 31, 2005	Year ended Dec. 31, 2006	Year ended Dec. 31, 2005
Operating income	$15,211	$30,084	$72,243	$90,018
Non-cash restructuring charge	14,503	--	14,503	--
Write-off of undepreciated tooling related to discontinued products	--	781	--	781
Depreciation	3,345	4,132	14,087	14,444
Amortization	204	290	1,149	1,385
Stock option expense	791	--	3,856	--
Gain on sale of W. Britain product line	--	--	--	(1,953)

EBITDA	$34,054	$35,287	$105,838	$104,675

Reconciliation of Operating Income

	Quarter ended Dec. 31, 2006	Quarter ended Dec. 31, 2005	Year ended Dec. 31, 2006	Year ended Dec. 31, 2005
Operating income—as reported	$15,211	$30,084	$72,243	$90,018
Non-cash restructuring charge	14,503	--	14,503	--
Write-off of undepreciated tooling related to discontinued products	--	781	--	781
Stock option expense	--	(852)	--	(3,271)
Gain on sale of W. Britain product line	--	--	--	(1,953)

Operating income from continuing operations adjusted to exclude non-cash items and to include stock option expense	$29,714	$30,013	$86,746	$85,575
Percentage of net sales	19.2%	19.5%	16.7%	17.4%

RC2 Corporation and Subsidiaries
Supplemental Sales Reporting
(unaudited and in thousands)

Net Sales by Category and Channel

	Quarter ended Dec. 31, 2006	Quarter ended Dec. 31, 2005	Year ended Dec. 31, 2006	Year ended Dec. 31, 2005
Net sales by Category:
Infant & toddler products	$44,634	$42,566	$175,735	$160,043
Preschool products	75,643	72,035	229,334	199,857
Youth & adult products	34,273	39,335	113,760	132,866
Net sales	154,550	153,936	518,829	492,766

Net sales by Channel:
Chain retailers	$103,139	$100,105	$352,555	$314,217
Specialty retailers, wholesalers & OEM dealers	47,775	47,354	151,410	157,818
Corporate promotional, direct to consumer & other	3,636	6,477	14,864	20,731
Net sales	$154,550	$153,936	$518,829	$492,766

Net sales from discontinued operations	$1,710	$2,641	$14,101	$11,679

Net Sales by Category Excluding
Discontinued and Sold Product Lines

	Quarter ended Dec. 31, 2006	Quarter ended Dec. 31, 2005	Year ended Dec. 31, 2006	Year ended Dec. 31, 2005
Net sales by Category:
Infant & toddler products	$44,565	$42,361	$175,400	$158,879
Preschool products	75,644	71,820	229,321	198,689
Youth & adult products	23,642	22,950	76,686	72,363
Net sales, as adjusted	$143,851	$137,131	$481,407	$429,931
Discontinued and sold product lines	10,699	16,805	37,422	62,835
Net sales	$154,550	$153,936	$518,829	$492,766